Initial Summary Prospectus for New Investors

Guardian MarketPerform®

This Summary Prospectus summarizes key features of the Guardian MarketPerform® (the “Contract”), an individual single premium deferred registered index-linked annuity contract issued by The Guardian Insurance & Annuity Company, Inc. (the “Company,” “GIAC,” “we,” or “us”). Before you invest, you should also review the Prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at www.GuardianLife.com. You can also obtain this information at no cost by calling 1-888-GUARDIAN (1-888-482-7342) or by sending an email request to giac_cru@glic.com.

You may cancel your Contract within 10 days of receiving it without paying fees or penalties, although we will apply the Interim Value adjustment. In some states or in certain circumstances, this cancellation period may be longer. Upon cancellation, you will receive the greater of your premium paid or your Contract Value. You should review the Prospectus, or consult with your financial professional, for additional information about the specific cancellation terms that apply to you.

Investment in the Contract involves investment risks, including the loss of principal and previously credited earnings. If you invest in an Index Protection and Crediting Strategy (“IPCS”) with the lowest level of protection currently offered (the -10% Buffer), you could experience losses up to 90% at the end of the Strategy Term. Your losses may be greater over the entire time you own the Contract. We always intend to offer the 1-Year / -10% Buffer / S&P 500 Index / Cap with Par IPCS option, subject to our right to substitute the Index with one that is substantially similar, which means we will always offer a strategy with a -10% Buffer.

Any positive return on an investment in an IPCS at the end of the Strategy Term will be limited to the Crediting Strategy. If you invest in an IPCS with the Cap Rate with Participation Rate (“Cap with Par”) Crediting Strategy, we guarantee that the Participation Rate will never be less than 100%, and the Cap Rate will never be less than 1.50% for any IPCS with a 1 year Strategy Term, 5.00% for any IPCS with a 3 year Strategy Term, and 10.00% for any IPCS with a 6 year Strategy Term. If you invest in an IPCS with the Cap Rate with Participation Rate and Spread (“Cap with Par & Spread”) Crediting Strategy, we guarantee that (i) the Participation Rate will never be less than 100%, (ii) the Cap Rate will never be less than 1.50% for any IPCS with a 1 year Strategy Term, 5.00% for any IPCS with a 3 year Strategy Term, and 10.00% for any IPCS with a 6 year Strategy Term, and (iii) the Spread will never be greater than 1.00% for any IPCS with a 1 year Strategy Term, 3.00% for any IPCS with a 3 year Strategy Term, and 6.00% for any IPCS with a 6 year Strategy Term. If you invest in an IPCS with the Trigger Rate Crediting Strategy, we guarantee that the Trigger Rate will never be less than 1.00% for any IPCS with a 1 year Strategy Term.

The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Withdrawals will result in surrender charges during the first six years you own the Contract, and may be subject to a negative Interim Value adjustment, taxes and tax penalties (including a 10% tax penalty before age 59 1/2). A negative Interim Value adjustment could result in losses as high as 100%. The maximum loss could occur in extreme circumstances due to a negative Interim Value adjustment.

Index-linked annuity contracts are complex insurance and investment vehicles. You should speak with a financial professional about the Contract’s features, benefits, risks, and fees, and whether the Contract is appropriate for you based on your financial situation and objectives. Additional information about certain investment products, including index-linked annuity contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Summary Prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The Contracts are not bank deposits, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Contracts are not obligations of or guaranteed by any banking or financial institution. All obligations and guarantees under the Contract are subject to the financial strength and claims-paying ability of the Company.

Summary Prospectus Date: November  , 2025

TABLE OF CONTENTS

GLOSSARY	3

OVERVIEW OF THE CONTRACT	7

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT	9

BENEFITS AVAILABLE UNDER THE CONTRACT	16

BUYING THE CONTRACT	17

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT	19

ADDITIONAL INFORMATION ABOUT FEES	20

APPENDIX: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT	A-1

GLOSSARY

Annuitant(s): The person named in the Contract or named as the Annuitant in any later change shown in our records, on whose life annuity payments are based in the payout phase of the Contract.

Annuity Commencement Date: The date on which annuity payments under the Contract begin.

Beneficiary: The person(s) you designate to receive any benefits under the Contract upon the death of the Owner (or upon the death of the Annuitant if the Owner is not a natural person). Upon such death, a Beneficiary may make elections on how distributions will be made.

Buffer / Buffer Rate: A Buffer is a Protection Strategy that absorbs negative Index Performance by protecting against losses up to the Buffer Rate on the Term End Date. The Buffer Rate is the maximum negative Index Performance we will protect you from at the end of the Strategy Term. If the Index Performance on the Term End Date is negative, you will only incur a loss if the Index Performance has declined more than the Buffer Rate. The Buffer will only be applied on the Term End Date, and the Buffer Rate is not an annual rate.

Business Day: Any day on which the New York Stock Exchange (“NYSE”) is open for business. The Business Day ends when the NYSE closes for the day (typically 4:00 p.m., Eastern Time). If any transaction or event is scheduled to occur on a day that is not a Business Day, or if a transaction request is received after close of business, such transaction or event will be processed on the next following Business Day unless otherwise specified.

Cap Rate: The Cap Rate is the maximum IPCS Credit Rate that may apply to calculate the Maturity Value if the Index Performance is zero or positive. We may declare a new Cap Rate for each new Strategy Term, subject to the stated minimum guaranteed rate for that IPCS option. If we do not declare a Cap Rate for a particular Strategy Term, there is no maximum IPCS Credit Rate for that Strategy Term, and if the Index Performance on the Term End Date is zero or positive, the IPCS Credit Rate will, at a minimum, equal the Index Performance. The Cap Rate is not an annual rate.

Cap Rate with Participation Rate (“Cap with Par”): Cap with Par is a Crediting Strategy composed of a Cap Rate and a Participation Rate. The Cap Rate is the maximum credit that may apply to your investment on the Term End Date. The Participation Rate is the percentage of Index Performance your investment may be credited with on the Term End Date (subject to the Cap Rate, if applicable). If the Index Performance on the Term End Date is zero or positive, the IPCS Credit Rate will be the lesser of: (i) the declared Cap Rate; and (ii) the Index Performance multiplied by the Participation Rate. If we do not declare a Cap Rate for the Strategy Term, there is no maximum credit, and if the Index Performance on the Term End Date is zero or positive, the IPCS Credit Rate will be the Index Performance multiplied by the Participation Rate. The Cap with Par will only be applied on the Term End Date, and the Cap Rate and Participation Rate are not annual rates. We may declare a new Cap Rate and Participation Rate for each new Strategy Term, subject to the stated minimum guaranteed rates for that IPCS option for the life of the contract.

Cap Rate with Participation Rate and Spread (“Cap with Par and Spread”): Cap with Par and Spread is a Crediting Strategy composed of a Cap Rate, a Participation Rate and a Spread. The Cap Rate is the maximum credit that may apply to your investment on the Term End Date. The Participation Rate is the percentage of Index Performance (minus the Spread) your investment may be credited with on the Term End Date (subject to the Cap Rate, if applicable). The Spread is the minimum Index Performance in order for interest to be credited to the IPCS on the Term End Date. The Spread is deducted from the Index Performance before the Participation Rate is applied to calculate the IPCS Credit Rate. Under no circumstances will the Spread reduce the Index Performance below zero. If the Index Performance is lower than or equal to the Cap Rate on the Term End Date, the Spread will be subtracted from the Index Performance to calculate the IPCS Credit Rate. If the Index Performance is higher than the Cap Rate on the Term End Date, the Spread will be subtracted from the Cap Rate to calculate the IPCS Credit Rate. If we do not declare a Cap Rate for the Strategy Term and the Index Performance is positive or zero, the IPCS Credit Rate will be the greater of: (i) the Index Performance minus the Spread multiplied by the Participation Rate; and (ii) 0. The Cap with Par and Spread will only be applied on the Term End Date, and the Cap Rate, Participation Rate and Spread are not annual rates. We may declare a new Cap Rate and, Participation Rate for each new Strategy Term, subject to the stated minimum guaranteed rates for that IPCS option for the life of the contract. The Spread will not change from Strategy Term to Strategy Term.

Contract Anniversary: The date that occurs on the same day and month as the Contract Date for each Contract Year. The first Contract Anniversary is one year after the Contract Date on the same day and month of the following Contract Year.

Contract Date: The date the Contract is issued. It is the date from which Contract Years and Contract Anniversaries are measured.

Contract Value: The sum of the Index Strategy Values for all IPCS options a Contract is invested in and the Fixed Rate Strategy Value on any given day during the accumulation phase of the Contract.

Contract Year: The one year period starting from the Contract Date in one calendar year and ending on the date preceding the Contract Anniversary in the following calendar year, and every year thereafter.

Crediting Strategy: The component of an IPCS that determines the IPCS Credit Rate that will be used to calculate the Maturity Value on the Term End Date if the Index Performance from the Term Start Date to the Term End Date is zero or positive.

Customer Service Office: The office to which notices and transaction requests must be sent.

The Guardian Insurance & Annuity Company, Inc. Individual Markets, Annuities

P. O. Box 981592

El Paso, TX 79998-1592

Fixed Rate Strategy (“FRS”): A fixed rate investment option available under the Contract. Amounts held in the FRS earn interest at a rate that is guaranteed for one Contract Year (subject to the minimum guaranteed rate for the life of the contract).

Fixed Rate Strategy Value: The amount of Contract Value allocated to the FRS. The Fixed Rate Strategy Value is increased by the daily interest credit and decreased by any withdrawals (including any applicable surrender charges).

Good Order: Notice from any party authorized to initiate a transaction under the Contract is considered to be in Good Order if it is received at the Customer Service Office in a format satisfactory to us that includes all information we require to process a requested transaction. A request or transaction may be rejected or delayed if it is not in Good Order. We may determine whether a particular request or transaction is in Good Order in our sole discretion, and we reserve the right to change or waive any Good Order requirement at any time.

Index/Indices: The reference index to which an IPCS option is linked.

Index Performance: The percentage change in the Index Value over the Strategy Term, measured from the Term Start Date to the Term End Date. Index Performance can be positive, negative, or zero.

Index Protection and Crediting Strategies (“IPCS”): The unique index-linked investment options that are available under the Contract. You may elect as many IPCS options as you wish, provided each allocation is at least 1% of the amount reallocated. All allocations must be in whole percentages. Each IPCS is composed of a Strategy Term, Index, Protection Strategy and Crediting Strategy, and may also include the Performance Lock feature. The Protection Strategy provides a level of protection from loss on the Term End Date if the Index Performance from the Term Start Date to the Term End Date is negative. The Crediting Strategy determines the credit on the Term End Date if the Index Performance from the Term Start Date to the Term End Date is zero or positive.

Index Strategy Value: Each IPCS option has its own Index Strategy Value. On the Term Start Date, your Index Strategy Value equals your allocation to the IPCS. On the Term End Date, your Index Strategy Value is the Maturity Value, which reflects the Index Performance, the effect of any withdrawals taken and charges deducted from the IPCS over the Strategy Term, and the application of the Crediting Strategy or Protection Strategy, as applicable. On any other day during each Strategy Term, your Index Strategy Value is the Interim Value, which is based on the value of a hypothetical portfolio of financial instruments designed to replicate the Maturity Value on the Term End Date. If you exercise the Performance Lock feature (if available), your Index Strategy Value is the locked-in Interim Value less subsequent withdrawals (including any applicable surrender charges).

Index Value: The value of the Index that is published by the Index provider at the close of each day when the Index Value is calculated. On any day that is not a Business Day, it is the closing value as of the prior Business Day.

Interim Value: The Index Strategy Value on any day during the Strategy Term other than the Term Start Date or Term End Date. The Interim Value is the amount that is available for annuitization, payment of the Standard Death Benefit, exercise of the Performance Lock feature (if available) or your right to return the Contract (unless the return of premium is greater), withdrawals and surrenders (including the deduction of applicable surrender charges and/or premium taxes) from an IPCS. We calculate the Interim Value based on the value of a hypothetical portfolio of financial instruments designed to replicate the Maturity Value on the Term End Date. The Interim Value calculation could result in a loss that is greater than the level of protection the Protection Strategy would provide on the Term End Date, or a gain that is lower than the return the Crediting Strategy would provide on the Term End Date. The Interim Value could be less than your investment in the IPCS even if the Index is performing positively.

Investment Strategy: An investment option available under the Contract, which includes the Fixed Rate Strategy and the Index Protection and Crediting Strategies.

IPCS Credit Rate: The Index Performance after the Protection Strategy or Crediting Strategy is applied. The IPCS Credit Rate is used to calculate the Maturity Value on the Term End Date.

Maturity Value: The Index Strategy Value on the Term End Date, which reflects the Index Performance, the effect of any withdrawals taken and charges deducted from the IPCS over the Strategy Term, and the application of the Crediting Strategy or Protection Strategy, as applicable.

Owner (“you,” “your”): The natural person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both joint owners, if applicable.

Participation Rate: The Participation Rate is the percentage of Index Performance (minus the Spread, if applicable) your investment may be credited with on the Term End Date (subject to the Cap Rate, if applicable). We may declare a new Participation Rate for each new Strategy Term, subject to the stated minimum guaranteed rate for that IPCS option for the life of the contract. The Participation Rate is not an annual rate.

Performance Lock: The IPCS available to you may include a Performance Lock feature. The Performance Lock feature allows you to lock in your Interim Value at any time prior to the Term End Date. The Performance Lock feature can only be exercised once during the Strategy Term. Locked-in value will not participate in future Index Performance (positive or negative) until the next Contract Anniversary. If the Performance Lock feature is exercised, the Protection Strategy and Crediting Strategy will not be applied to the locked-in IPCS at any time, including at the time you exercise the Performance Lock feature, on the next Contract Anniversary when the locked-in value will be reallocated, or on the Term End Date. The Performance Lock feature, when available, is available for the duration of the Strategy Term. The Performance Lock feature may not be available in the future on certain or any IPCS options.

Protection Strategy: The component of an IPCS that provides a level of protection from loss on the Term End Date if the Index Performance from the Term Start Date to the Term End Date is negative.

Spread: The Spread is the minimum Index Performance in order for interest to be credited to an IPCS with a Cap with Par & Spread Crediting Strategy on the Term End Date. The Spread is deducted from the Index Performance before the Participation Rate is applied to calculate the IPCS Credit Rate that will be applied. Under no circumstances will the Spread reduce the Index Performance below zero. The Spread will not change from Strategy Term to Strategy Term. The Spread is not an annual rate.

Strategy Term: The component of an IPCS that is the period of time used to determine the Index Performance from the Term Start Date to the Term End Date.

Strategy Value Base: For each IPCS option, the base amount used to determine the Index Strategy Value. The Strategy Value Base is equal to the amount allocated to the IPCS on the Term Start Date, reduced thereafter on a pro-rata basis for withdrawals (including systematic withdrawals, RMDs, and any applicable surrender charges) taken prior to the Term End Date. This means that the Strategy Value Base will be reduced by the same percentage that the withdrawal reduces the Index Strategy Value for the IPCS. Such reduction may be more, even significantly more, than the dollar amount withdrawn.

Term End Date: The Contract Anniversary on the last day of the Strategy Term applicable to each IPCS. The Term End Date is when the Maturity Value is calculated and the Crediting Strategy or Protection Strategy is applied, depending on Index Performance. The Index Value on the Term End Date will be used to determine the

Index Performance over the Strategy Term. If the Term End Date is not a Business Day, then the Index Value on the prior Business Day will be used.

Term Start Date: The first day of the Strategy Term applicable to each IPCS, which may be the Contract Date or a subsequent Contract Anniversary (as applicable). The Term Start Date is when a premium payment is allocated or Contract Value is reallocated to an IPCS. The Index Value on the Term Start Date will be used to determine the Index Performance over the Strategy Term. If the Term Start Date is not a Business Day, then the Index Value on the prior Business Day will be used.

Trigger Rate: The Trigger Rate is the IPCS Credit Rate that will apply on the Term End Date for any IPCS with a Step-Up Trigger Rate Crediting Strategy if the Index Performance is zero or positive. We may declare a new Trigger Rate for each new Strategy Term, subject to the stated minimum guaranteed rate for that IPCS option for the life of the contract. The Trigger Rate is not an annual rate.

OVERVIEW OF THE CONTRACT

The Guardian MarketPerform® is an individual single premium deferred registered index-linked annuity contract issued by us that is designed to help you invest your money on a tax-deferred basis for retirement or other long-term financial purposes. The Contract may be appropriate if you have a long-term investment horizon and do not intend to take early or frequent withdrawals.

The Contract has two phases: the accumulation phase and the payout phase.

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During the accumulation phase, subject to certain restrictions, you may allocate your Contract Value among the available Investment Strategies, which include a fixed interest option (the “Fixed Rate Strategy” or “FRS”) and one or more investment options whose returns are generally linked to an Index (the “Index Protection and Crediting Strategies” or “IPCS”). If you die before the payout phase, the Contract also provides a death benefit to your designated Beneficiaries at no additional charge. See Appendix for additional information about each of the investment options.

Each IPCS provides a return based, in part, on the performance, positive, negative or zero, of a reference Index for a specified period of time (a “Strategy Term”). Any positive or negative interest will be credited at the end of the Strategy Term. You could lose a significant amount of money if the Index declines in value. Negative returns are subject to a certain level of downside protection called a “Protection Strategy” that will limit loss on the Term End Date. Positive returns are credited based on a “Crediting Strategy” that may limit or enhance your returns on the Term End Date. An IPCS may also include a Performance Lock feature that allows you to lock in the value of the IPCS before the end of the Strategy Term.

Protection Strategy: Buffer. The Buffer Protection Strategy absorbs negative Index Performance by protecting against losses up to the Buffer Rate on the Term End Date. The Buffer Rate is the maximum loss we will protect you from at the end of the Strategy Term. If the Index Performance on the Term End Date is negative, you will be subject to any loss that exceeds the Buffer Rate. For example, if the Index return is -25% and the Buffer Rate is -10%, we will credit -15% (the amount that exceeds the Buffer Rate) at the end of the Strategy Term, meaning the amount you invested in the IPCS will decrease by 15%. We always intend to offer the 1-Year / -10% Buffer / S&P 500 Index / Cap with Par IPCS option, subject to our right to substitute the Index with one that is substantially similar, which means we will always offer a strategy with a -10% Buffer.

Crediting Strategy: Cap Rate with Participation Rate (“Cap with Par”). The Cap with Par Crediting Strategy credits positive Index Performance based on the Cap Rate and the Participation Rate. The Cap Rate is the maximum credit that may be applied on the Term End Date. The amount of positive credit applied at the end of the Strategy Term will be limited by the declared Cap Rate. The Participation Rate is the percentage of Index Performance your investment may be credited with on the Term End Date (subject to the Cap Rate, if applicable). If the Index Performance on the Term End Date is zero or positive, the amount credited will be the lesser of (i) the declared Cap Rate; and (ii) the Index Performance multiplied by the Participation Rate. For example, if the Index return is 25%, the Cap Rate is 20%, and the Participation Rate is 100%, we will credit 20% in interest at the end of the Strategy Term, meaning the amount you invested in the IPCS will increase by 20%. If we do not declare a Cap Rate for a particular Strategy Term, there is no maximum credit, and if the Index Performance on the Term End Date is zero or positive, the amount credited will be the Index Performance multiplied by the Participation Rate. For example, if the Index return is 25%, we do not declare a Cap Rate, and the Participation Rate is 125%, we will credit 31.25% in interest at the end of the Strategy Term, meaning the amount you invested in the IPCS will increase by 31.25%. We guarantee that the Participation Rate will never be less than 100%, and the Cap Rate will never be less than 1.50% for any IPCS with a 1 year Strategy Term, 5.00% for any IPCS with a 3 year Strategy Term, and 10.00% for any IPCS with a 6 year Strategy Term. There is no guarantee that we will declare a

Participation Rate over 100% with no Cap Rate during the time you own the Contract. It is possible that an IPCS with a Cap with Par Crediting will always be subject to a Cap Rate.

Cap Rate with Participation Rate and Spread (“Cap with Par and Spread”). The Cap with Par and Spread Crediting Strategy credits positive Index Performance based on the Cap Rate, the Participation Rate and Spread. The Cap Rate minus the Spread is the maximum credit that may be applied on the Term End Date, the amount of positive credit applied at the end of the Strategy Term will be limited by the declared Cap Rate minus the Spread. The Participation Rate is the percentage of Index Performance your investment may be credited with on the Term End Date (subject to the Cap Rate, if applicable, and the Spread). The Spread is the percentage used to reduce the value of positive Index Returns used in the calculation of IPCS Credit Rate. If the Index Performance on the Term End Date is zero or positive, the amount credited will be the lesser of (i) the declared Cap Rate minus the Spread; and (ii) the Index Performance minus the Spread multiplied by the Participation Rate. For example, if the Index return is 25%, the Cap Rate is 20%, the Spread is 1% and the Participation Rate is 100%, we will credit 19% in interest at the end of the Strategy Term, meaning the amount you invested in the IPCS will increase by 19%. If we do not declare a Cap Rate for a particular Strategy Term, there is no maximum credit, and if the Index Performance on the Term End Date is zero or positive, the amount credited will be the Index Performance minus the Spread multiplied by the Participation Rate. For example, if the Index return is 25%, we do not declare a Cap Rate, and the Participation Rate is 125%, we will credit 30% in interest at the end of the Strategy Term, meaning the amount you invested in the IPCS will increase by 31.25%. We guarantee that the Participation Rate will never be less than 100%, the Cap Rate will never be less than 1.50%. There is no guarantee that we will declare a Participation Rate over 100% with no Cap Rate during the time you own the Contract. It is possible that an IPCS with a Cap with Par Crediting Strategy and Spread will always be subject to a Cap Rate.

Step-Up Trigger Rate. The Step-up Trigger Rate Crediting Strategy credits a predefined IPCS Credit Rate (called the “Trigger Rate”) if the Index Performance is zero or positive. Under this Crediting Strategy, the Strategy Credit Rate will be the declared Trigger Rate if the Index Performance for that Strategy is zero or positive. The Trigger Rate may be 0% or higher than the actual Index Performance. For example, if the Index return is 25% and the Trigger Rate is 12%, we will credit 12% in interest at the end of the Strategy Term, meaning the amount you invested in the IPCS will increase by 12%. We guarantee that the Trigger Rate will never be less than 1.00% for any IPCS with a 1 year Strategy Term.

See Appendix B for state variations that may apply.

The value of an IPCS before the end of a Strategy Term (the “Interim Value”) is based on the value of hypothetical investments designed to replicate the value of the IPCS if you held it to maturity, and such value could be less than your investment in the IPCS even if the Index is performing positively. Certain transactions, when they occur before the Term End Date of an IPCS, are based on the Interim Value, such as (i) taking a withdrawal or surrendering your Contract, including the deduction of applicable surrender charges and/or premium taxes, (ii) exercising the Performance Lock feature (if available), (iii) annuitization, (iv) the payment of the Standard Death Benefit, and (v) exercising your right to return the Contract (unless the return of premium is greater). You could lose a significant amount of money due to a negative Interim Value adjustment prior to the end of the Strategy Term.

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During the payout phase, you may receive a stream of income payments by applying your Contract Value to one of the available annuity payout options. When you annuitize your Contract, you will no longer be able to make withdrawals from the Contract and all of the Contract’s other benefits, including the death benefit, will terminate.

Key Features

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Withdrawal Options. During the accumulation phase, you may request a partial withdrawal or full surrender at any time. Withdrawals could result in surrender charges during the first six years you own the Contract, and may be subject to a negative Interim Value adjustment, taxes and tax penalties (including a 10% tax penalty before age 59 1/2).

For more information, see “Reallocations and Withdrawals – Withdrawals and Surrenders” in the Prospectus.

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Death Benefit. If you die before the payout phase, the Contract provides a death benefit to your designated Beneficiaries at no additional charge. The death benefit is calculated as of the Business Day on which we have received due proof of death and any other required documentation in Good Order. In general:

•	If you are 76 years old or older on the date you signed your application, your death benefit will be the Standard Death Benefit, which generally equals the Contract Value less any premium taxes.

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If you are younger than 76 years old on the date you signed your application, your death benefit is the greater of (i) the Standard Death Benefit described above or (ii) the Return of Premium Death Benefit, which equals the premium payment, subject to withdrawal adjustments (including any applicable surrender charges), which may be more, even significantly more, than the dollar amount withdrawn.

For more information, see “Benefits Available Under the Contract – Death Benefit” in the Prospectus.

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Performance Lock. If available, Performance Lock allows you to lock in your Interim Value (less any withdrawals and applicable charges) on any day during the Strategy Term except the Term Start Date or the Term End Date. The locked in value can then be reallocated among the available Investment Strategies on the next Contract Anniversary. You may exercise the Performance Lock feature manually or have it triggered automatically if your Index Strategy Value has increased since the Term Start Date by a target percentage you provide to us by submitting instructions to our Customer Service Office at any time before the Term End Date. There is no additional charge for exercising the Performance Lock feature. By exercising the Performance Lock you could lose a significant amount of money by removing money from an IPCS or the Contract before the end of the Strategy Term.

For more information, see “Benefits Available Under the Contract – Performance Lock” in the Prospectus.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES, EXPENSES, AND ADJUSTMENTS		LOCATION IN THE PROSPECTUS

Are There Charges or Adjustments for Early Withdrawals?

Yes.

If you withdraw money from your Contract within 6 years following Contract issuance, you may be assessed a surrender charge of up to 8% of the amount withdrawn in excess of the free withdrawal amount. The free withdrawal amount is the greater of (i) 10% of your Contract Value as of the most recent Contract Anniversary (or, in the first Contract Year, 10% of your premium payment) or (ii) your RMD under our automatic RMD program.

For example, if you take an early withdrawal, you could pay a surrender charge of up to $7,200 on a $100,000 investment, assuming your Contract Value is $100,000 at the time of the withdrawal. This loss will be greater if there is a negative Interim Value adjustment, taxes, or tax penalties.

If all or a portion of your Contract Value is removed from an IPCS prior to the end of the Strategy Term, it will be subject to an adjustment due to the Interim Value, which may be negative. A negative Interim Value adjustment could result in losses as high as 100%. The maximum loss could occur in extreme circumstances due to a negative Interim Value adjustment.. For example, if you allocate $100,000 to an IPCS with a 3 year Strategy Term and later withdraw the entire amount before the 3 years have ended, you could lose up to $100,000 of your investment. This loss will be greater if you also have to pay a surrender charge, taxes, and tax penalties. Transactions that are subject to an Interim Value adjustment include (i) taking a withdrawal or surrendering your Contract, including the deduction of applicable surrender charges and/or premium taxes, (ii) exercising the Performance Lock feature (if available), (iii) annuitization, (iv) the payment of the Standard Death Benefit, and (v) exercising your right to return the Contract (unless the return of premium is greater).

Fee Tables Charges and Adjustments

Are There Transaction Charges?	No. Other than surrender charges and any negative Interim Value adjustments, there are no charges for other Contract transactions.

Are There Ongoing Fees and Expenses?

Yes.

Although we do not charge you a direct fee to invest in the IPCS options, there is an implicit ongoing fee associated with the IPCS because the amount you can earn on an IPCS will be limited to the extent the Index return exceeds (i) the Cap Rate (if any) under the Cap with Par Crediting Strategy or the Cap with Par and Spread Crediting Strategy, or (ii) the Trigger Rate under the Trigger Rate Crediting Strategy. Your returns will also be reduced by the Spread under the Cap with Par & Spread Crediting Strategy. The application of the Crediting Strategy may cause your returns under the IPCS to be lower than the Index’s returns. In return for accepting this limit on Index gains, you receive some protection from Index losses through the Protection Strategy. Your returns could be limited if the Participation Rate is below 100%.

Investment Strategies – Crediting Strategies.

RISKS

Is There a Risk of Loss from Poor Performance?

Yes.

You can lose money by investing in the Contract, including the loss of principal and previously credited earnings. If you invest in an IPCS with the lowest level of protection currently offered (the -10% Buffer), you could experience losses up to 90% at the end of the Strategy Term. We always intend to offer the 1-Year / -10% Buffer / S&P 500 Index / Cap with Par IPCS option, subject to our right to substitute the Index with one that is substantially similar, which means we will always offer a strategy with a -10% Buffer.

Risk Factors

Is this a Short-Term Investment?

No.

This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Withdrawals could result in surrender charges during the first six years you own the Contract, and may be subject to taxes and tax penalties (including a 10% tax penalty before age 59 1/2).

In addition, amounts removed from an IPCS prior to the end of the Strategy Term may be subject to a negative Interim Value adjustment, which could result in a loss that is greater than the level of protection the Protection Strategy would provide on the Term End Date, or a gain that is lower than the return the Crediting Strategy would provide on the Term End Date. The calculation of the Interim Value in connection with a withdrawal could result in the loss of principal and previously credited earnings, even if the Index is performing positively, and such losses could be substantial.

Risk Factors Charges and Adjustments Reallocations and Withdrawals.

Contract Value that is allocated to an IPCS may only be reallocated on the Term End Date (which is also a Contract Anniversary) unless you exercise the Performance Lock feature (if available). Contract Value that is allocated to the FRS and any locked-in Index Strategy Value pursuant to the exercise of the Performance Lock feature may be reallocated on the next Contract Anniversary. If we do not receive your reallocation instructions at our Customer Service Office by the close of business on the date the reallocation will be effected, your Contract Value will be automatically reinvested in the same Investment Strategies, if available (i.e., the Fixed Rate Strategy Value will be reinvested in the FRS, the Index Strategy Value will be reinvested in the same IPCS), subject to the new crediting rates. If the same IPCS is not available, the amount will be automatically reallocated to an IPCS with the same Strategy Term, Index, Protection Strategy, and Crediting Strategy, if available (i.e., only the availability of the Performance Lock feature is different). If such an IPCS is not available, the amount will be automatically reallocated to the 1-Year Strategy Term / -10% Buffer / S&P 500 Index / Cap with Par / with or without Performance Lock (depending on availability). Any reallocation absent your instruction may not be satisfactory to you.

What Are the Risks Associated with the Investment Options?

An investment in the Contract is subject to the risk of poor investment performance and can vary based on the performance of the Investment Strategies available under the Contract. Each Investment Strategy (including the FRS) has its own unique risks. You should review each of the available Investment Strategies before making an investment decision.

The Crediting Strategy of an IPCS will limit positive Index returns on the Term End Date. The application of the Crediting Strategy may cause your returns under the IPCS to be lower than the Index’s returns. Under the Cap with Par Crediting Strategy, your return will be limited to the extent the Index Term exceeds the Cap Rate (if any). For example, if the Index return is 25%, the Cap Rate is 20%, and the Participation Rate is 100%, we will credit 20% in interest at the end of the Strategy Term, meaning the amount you invested in the IPCS will increase by 20%. If we do not declare a Cap Rate for a particular Strategy Term, your return will not be limited. For example, if the Index return is 25%, we do not declare a Cap Rate, and the Participation Rate is 125%, we will credit 31.25% in interest at the end of the Strategy Term,

Risk Factors Investment Strategies

meaning the amount you invested in the IPCS will increase by 31.25%.

Under the Cap with Par & Spread Crediting Strategy, your return will be reduced by the Spread and will be limited to the extent the Index return exceeds the Cap Rate (if any). For example, if the Index return is 25%, the Cap Rate is 20%, the Participation Rate is 100%, and the Spread is 1%, we will credit 19% in interest at the end of the Strategy Term. If we do not declare a Cap Rate for a particular Strategy Term, your return will not be limited, but will still be reduced by the Spread. For example, if the Index return is 25%, we do not declare a Cap Rate, the Participation Rate is 125%, and the Spread is 1%, we will credit 30% in interest at the end of the Strategy Term.

Under the Trigger Rate Crediting Strategy, your return will be limited to the extent the Index return exceeds the Trigger Rate. For example, if the Index return is 25% and the Trigger Rate is 12%, we will credit 12% in interest at the end of the Strategy Term.

The Protection Strategy of an IPCS will limit negative Index returns on the Term End Date. Under the Buffer Protection Strategy, if the Index Performance on the Term End Date is negative, you will be subject to any loss that exceeds the Buffer Rate. For example, if the Index return is -25% and the Buffer Rate is -10%, we will credit -15% (the amount that exceeds the Buffer Rate) at the end of the Strategy Term, meaning the amount you invested in the IPCS will decrease by 15%.

The Indices, except the SG Smart Climate Index, are “price return” indices, not “total return” indices, and therefore they do not include income from dividends or other distributions paid by their component companies. If dividends and other distributions were included, the Index returns would be higher. The SG Smart Climate Index Value reflects a negative performance adjustment, in the form of a “synthetic dividend,” intended to replicate the impact that an annual dividend would have on the Index return. If this “synthetic dividend” was not applied, the Index return would be higher. As a result of these calculations, the Indices will underperform a direct investment in the securities that compose them.

What Are the Risks Related to the Insurance Company?

An investment in the Contract is subject to the risks related to GIAC. Any obligations (including under the FRS and IPCS), guarantees, and benefits of the Contract are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about GIAC, including our financial strength ratings, is available by contacting us at 1-888-GUARDIAN (1-888-482-7342).

Risk Factors Other Information About the Contract – The Guardian Insurance & Annuity Company, Inc.

RESTRICTIONS	LOCATION IN THE PROSPECTUS

Are There Restrictions on the Investment Options?

Yes.

•  Contract Value that is allocated to an IPCS may only be reallocated on the Term End Date (which is also a Contract Anniversary), unless you exercise the Performance Lock feature (if available). Contract Value that is allocated to the FRS and any locked-in Index Strategy Value pursuant to the exercise of the Performance Lock feature may be reallocated on the next Contract Anniversary.

Risk Factors Investment Strategies – Index Protection and Crediting Strategies (“IPCS”) Reallocations and Withdrawals Appendix B

•  Currently all IPCS options and Contract features are available through financial professionals selling the Contract. Your financial professional may not recommend certain IPCS options. You may obtain information about the IPCS options that are available to you by contacting your financial professional or our Customer Service Office.

•  Certain IPCS or Contract features may not be available in your state. See Appendix B for state variations that may apply.

•  You may not allocate Contract Value to an IPCS if the Term End Date would occur after the latest Annuity Commencement Date (i.e., the Contract Anniversary immediately following the Annuitant’s 100th birthday).

In addition, we reserve the right to:

•  Add or remove IPCS options;

•  Limit the availability of certain IPCS options to new Contract purchases;

•  Not include a Performance Lock feature in the future on certain or any IPCS options;

•  Declare new Cap Rates, Participation Rates, and Trigger Rates for each new Strategy Term, subject to the stated minimum guaranteed rates for that IPCS option;

•  Stop offering or replace a reference Index (including during a Strategy Term) if it is discontinued, if the Index is substantially changed, if the Index Values become unavailable, if we no longer have a license agreement with the publishers of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we replace an Index, we will attempt to select a new Index that has a similar investment objective and risk profile to the original Index. The replacement Index we select may not be satisfactory to you; and

•  Limit the number of IPCS options offered to one. We always intend to offer the 1-Year / -10% Buffer / S&P 500 Index / Cap with Par IPCS option, subject to our right to substitute the Index with one that is substantially similar, which means we will always offer a strategy with a -10% Buffer. If we exercise our right to offer only this IPCS option and you are not satisfied, you may invest in the FRS or surrender the Contract, but the surrender may incur surrender charges, may be subject to taxes (including a 10% tax penalty before age 591/2) and, with respect to amounts surrendered from an IPCS that has not been locked in prior to the Term End Date, will be subject to an Interim Value adjustment.

Are there any Restrictions on Contract Benefits?

Yes.

•  The Performance Lock feature may not be available in the future on certain or any IPCS options.

•  The Return of Premium Payment Death Benefit is subject to withdrawal adjustments (including any applicable surrender charges), which may be more, even significantly more, then the dollar amount withdrawn.

•  Although you may request a withdrawal at any time, withdrawals will always be taken first from the FRS, then proportionally from locked-in IPCS options, then proportionally from IPCS options that are at the Term End Date, and finally proportionally from IPCS options that are not at the Term End Date. You may not request a partial withdrawal to be withdrawn from a particular Investment Strategy. This means that if you wish to withdraw money from a specific IPCS without the Performance Lock feature before the Term End Date, your only option will be to surrender the Contract, which may incur surrender charges, may be subject to taxes (including a 10% additional tax before age 591/2), and, with respect to amounts surrendered from an IPCS prior to the Term End Date, will be subject to an Interim Value adjustment.

Risk Factors Benefits Available Under the Contract Reallocations and Withdrawals

TAXES	LOCATION IN THE PROSPECTUS

What Are the Contract’s Tax Implications?

You should consult with a tax professional to determine the tax implications of an investment in, withdrawals from, and payments received under the Contract. There is no tax penalty benefit if you purchase the Contract through a Traditional IRA or Roth IRA. Withdrawals are subject to ordinary income tax, and you may be subject to a 10% tax penalty if you withdraw money before age 59 1/2.

Risk Factors Tax Considerations

CONFLICTS OF INTEREST	LOCATION IN THE PROSPECTUS

How Are Investment Professionals Compensated?

Your financial professional may receive compensation for selling the Contract to you in the form of commissions and non-cash compensation. This compensation may influence your financial professional to recommend the Contract over another investment.

Other Information About the Contract – Distribution

Should I Exchange My Contract?

Some financial professionals may have a financial incentive to offer you a new contract in place of the one you own. You should only exchange your contract if you determine, after comparing the features, fees and risks of both contracts, and any fees or penalties to terminate the existing contract, that it is better for you to purchase the new contract rather than continue to own your existing contract.

Purchasing the Contract – Tax-Free Section 1035 Exchanges

BENEFITS AVAILABLE UNDER THE CONTRACT

The following table summarizes information about the standard benefits available under the Contract.

Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions/Limitations
Performance Lock	Locks in the Interim Value of an IPCS during the Strategy Term. Locked in value may be reallocated among the available Investment Strategies on the next Contract Anniversary.	No Charge

•  May not be available in the future on certain or any IPCS options

•  May not be exercised on the Term Start Date or the Term End Date

•  May only be exercised once during a Strategy Term for each IPCS with the Performance Lock feature, and cannot be revoked once exercised

•  Locked-in Index Strategy Value will no longer participate in any Index Performance (positive or negative)

•  No Crediting or Protection Strategy will be applied to the locked-in IPCS at any time

•  Locked-in Index Strategy Value will remain in the locked-in IPCS and may not be reallocated or reinvested until the next Contract Anniversary

•  Locked-in Index Strategy Value is calculated at the end of the Business Day on which we receive your request, and therefore may be higher or lower than the Interim Value you last obtained. You will not know the Interim Value used to lock in your Index Strategy Value in advance.

•  Automatic trigger of Performance Lock is not available for IPCS with a Trigger Rate Crediting Strategy.

Standard Death Benefit	Pays a death benefit to your designated Beneficiaries equal to the Contract Value, subject to the FRS Guaranteed Surrender Value.	No Charge	• Owner must be 76 or older on the date the application is signed

Return of Premium Death Benefit	Pays a death benefit to your designated Beneficiaries equal to the greater of (i) the Standard Death Benefit described above or (ii) the premium payment, subject to withdrawal adjustments.	No Charge	• Owner must be younger than 76 years old on the date the application is signed • Withdrawals may reduce the benefit by more, even significantly more, than the dollar amount withdrawn

BUYING THE CONTRACT

Premium Payment

You may purchase the Contract by completing an application and submitting a premium payment. The minimum premium payment is $25,000. We require prior approval for a premium payment of less than $25,000 or more than $1,000,000 (which includes the single premium payment under the Contract together with any premium payments under other contracts with the same Owner or Annuitant issued by us). The premium payment may be submitted by check, wire transfer or exchange forms or any other form acceptable to us. We will accept the premium payment from multiple sources. We will issue the contract with the premium payment received upon the earlier of the following: (1) the date of receipt of premium payment from all sources or (2) the date the application rate-lock expires with the premium payment received to date. Additional premium payments are not permitted under the Contract. See Appendix B to the Prospectus for state variations that may apply.

We are not responsible for lost investment opportunities while we complete our application review process. Any premium payment we receive before we issue the Contract will be held in our general account until we credit the premium payment to your Contract upon issuance, and it will not earn interest during this time. We do not accept any additional premiums after the Contract has been issued.

You may allocate your premium payment to one or more available IPCS options or the FRS. When we issue the Contract, your premium payment is allocated according to your instructions.

Application Rate Lock

We declare new crediting rates (including Cap Rates, Participation Rates, and the FRS interest rate) from time to time. This means that our current effective crediting rates may be higher or lower than the crediting rates that were in effect when you signed your application. When we issue the Contract, we will apply the crediting rates that were in effect on the date you signed your application to your initial allocations, provided the Contract is issued within 45 calendar days of the date you signed it (for applications received with transfer or exchange forms) or within 21 calendar days of the date you signed it (for applications received with only cash premiums).

If the Contract is issued in the time frame stated above, we will apply the crediting rates that were in effect on the date you signed your application to your initial allocations regardless of whether our current effective crediting rates have increased or decreased since you signed your application. If the Contract is not issued in the time frame stated above for any reason and our current effective crediting rates are lower than the crediting rates that were in effect on the date you signed your application, we will not issue the Contract unless you confirm that you accept the current effective crediting rates for your initial allocations, even though they are lower than the crediting rates that were in effect on the date you signed your application. If the Contract is not issued in the time frame stated above for any reason and our current effective crediting rates are the same or higher than the crediting rates that were in effect on the date you signed your application, we will issue the Contract and apply the current effective crediting rates to your initial allocations.

New crediting rates are declared for new Strategy Terms after your initial allocations and may be higher or lower than the crediting rates that applied to your initial allocations, subject to the minimum guaranteed crediting rates for the particular Investment Strategy. We will send you a notice 30 calendar days in advance explaining the investment options available to you, including the availability of the Performance Lock feature, and how you can obtain the crediting rates that will apply upon reinvestment or reallocation. New crediting rates will be declared at least five (5) Business Days before they go into effect. Any reallocation instructions must be received in Good Order no later than the close of business on the Contract Anniversary on which they will be effected. If the Contract Anniversary is a non- Business Day, reallocation instructions must be received in Good Order no later than the close of business on the Business Day prior to the Contract Anniversary. You may send reallocation instructions by mail to our Customer Service Office, by telephone at 1-888- GUARDIAN (1-888-482-7342), by emailing giac_cru@glic.com, or through our online portal at www.GuardianLife.com. For more information, see “Reallocations and Withdrawals.”

Right to Cancel

If you are not satisfied with your Contract, you can cancel it within a certain time period after receiving it by submitting a written request for cancellation. This right to cancel period is generally 10 days (30 days if your Contract is a replacement), but may differ in certain states. If you exercise your right to cancel, we will not assess a surrender charge. You will receive a full refund of your premium payment or your Contract Value as of the date we receive your cancellation request, whichever is greater. See Appendix B for state variations that may apply.

Tax-Free Section 1035 Exchanges

You can generally exchange one non-qualified annuity contract for another in a tax-free exchange under Section 1035 of the Internal Revenue Code of 1986, as amended. Before making an exchange, you should compare both contracts carefully. If you exchange another annuity contract for the Contract described in this prospectus, you may have to pay a surrender charge on your old contract, and there will be a new surrender charge schedule on this Contract, and other charges and benefits may be different. In addition, an exchange may delay our receipt of the premium payment from your existing insurance company and, therefore, the issuance of the Contract may be delayed. You should not exchange another annuity contract for this Contract unless you determine, after comparing all the features, benefits and charges, that the exchange is in your best interest. You should consult with your financial professional before making an exchange.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

During the accumulation phase, you may request a partial withdrawal or full surrender at any time. Withdrawals and surrenders may incur surrender charges during the first six Contract Years, may be subject to taxes (including a 10% tax penalty before age 59 1/2), and, with respect to any amounts surrendered from an IPCS prior to the Term End Date, will be based on the Interim Value. Partial withdrawals may also reduce the Strategy Value Base of an IPCS and the Return of Premium Death Benefit by more, even significantly more, than the dollar amount withdrawn. If you request a withdrawal that would reduce the Contract Value below the minimum Contract Value of $2,000, we will confirm your request and, if confirmed, treat it as a request to fully surrender the Contract.

Partial Withdrawals

You may request a partial withdrawal as a net amount or a gross amount. Your selection will affect the amount you receive and the amount of any surrender charge assessed.

If you request a net amount, you will receive exactly the amount you specified, and your Contract Value will be reduced by the amount you requested plus the amount required to cover any applicable surrender charge. If you request a gross amount, your Contract Value will be reduced by exactly the amount you specified, and you will receive the amount you requested less any applicable surrender charge. In each case, the surrender charge (if any) is assessed against the gross amount withdrawn from your Contract Value less any free withdrawal amount.

If you do not specify the type of withdrawal, we will treat your request as a request to receive a net amount. If your remaining Contract Value is not sufficient to pay the surrender charge (if any), we will deduct the surrender charge from the amount withdrawn.

Surrenders

Surrender Value. The amount available for a full surrender of your Contract is the “Surrender Value.” The Surrender Value is the sum of (1) all Index Strategy Values less any applicable surrender charge and/or premium taxes and (2) the greater of (i) the Fixed Rate Strategy Value less any applicable surrender charge and/or premium taxes or (ii) the FRS Guaranteed Surrender Value.

FRS Guaranteed Surrender Value. The FRS Guaranteed Surrender Value is a minimum FRS surrender value after any applicable surrender charges have been deducted. In most states, the Guaranteed Surrender Value is 87.5% of amounts allocated to the FRS less withdrawals (excluding any surrender charges) accumulated at the minimum nonforfeiture rate disclosed in your Contract. If you surrender your Contract and there is any excess FRS Guaranteed Surrender Value, the proceeds payable to you will include the FRS Guaranteed Surrender Value.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses, and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an IPCS or from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you surrender or make withdrawals from the Contract. State premium taxes may also be deducted.

Transaction Expenses

Surrender Charge (as a percentage of amount surrendered)[1]	8%

[1]

The surrender charge will be imposed when you take a partial withdrawal or surrender your Contract during the first six Contract Years, unless an exception applies. Each year during the first six Contract Years, however, you may take withdrawals up to the “free withdrawal amount” without incurring a surrender charge. The free withdrawal amount is the greater of (i) 10% of your Contract Value as of the most recent Contract Anniversary (or, in the first Contract Year, 10% of your total premiums paid) or (ii) your RMD under our automatic RMD program.

The surrender charge grades to 0% according to the following schedule:

Contract Year	1	2	3	4	5	6	7+
Surrender Charge Percentage	8%	8%	7%	6%	5%	4%	0%

See “Charges and Adjustments” in the Prospectus for more information.

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Contract Value is removed from an IPCS before the end of the Strategy Term.

Adjustments

Interim Value Adjustment Maximum Potential Loss (as a percentage of Contract Value)[1]	100%

[1]

The maximum loss could occur in extreme circumstances due to a negative Interim Value adjustment. Transactions that are subject to an Interim Value adjustment include (i) taking a withdrawal or surrendering your Contract, including the deduction of applicable surrender charges and/or premium taxes, (ii) exercising the Performance Lock feature (if available), (iii) annuitization, (iv) the payment of the Standard Death Benefit, and (v) exercising your right to return the Contract (unless the return of premium is greater). See “Charges and Adjustments” in the Prospectus for more information.

In addition to the fees described above, the amount you can earn on an IPCS will be limited to the extent the Index return exceeds the Cap Rate (if any) under the Cap with Par Crediting Strategy or the Cap with Par and Spread Crediting Strategy. , or (ii) the Trigger Rate under the Trigger Rate Crediting Strategy. Your returns will also be reduced by the Spread under the Cap with Par & Spread Crediting Strategy. The application of the Crediting Strategy may cause your returns under the IPCS to be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses through the Protection Strategy.

APPENDIX A

INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT

Index Protection and Crediting Strategies

The following is a list of IPCS currently available under the Contract. We may change the features of the IPCS listed below (including the Index and the current limits on Index gains and losses), offer new IPCS, and terminate existing IPCS. We will provide you with written notice before making any changes other than changes to current limits on Index gains. Information about current limits on Index gains is available at www.guardianlife.com/annuities/rates. See “Investment Strategies – Index Protection and Crediting Strategies (“IPCS”)” in the prospectus for more information about the features of the IPCS.

Note: If amounts are removed from an IPCS before the end of its Strategy Term, we will apply an Interim Value adjustment. This may result in a significant reduction in your Contract Value that could exceed any protection from Index loss that would be in place if you held the option until the end of the Strategy Term. See “Charges and Adjustments – Interim Value Adjustment” in the prospectus for more information about Interim Value adjustments.

Index	Type of Index	Strategy Term	Crediting Strategy	Current Protection Strategy Rates (if held until end of Strategy Term)	Minimum Crediting Strategy Rates (for the life of the IPCS)
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	One Year	Cap with Par	-10% Buffer	1.50% Cap 100% Participation
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	One Year	Cap with Par & Spread	-10% Buffer	1.50% Cap 100% Participation 1.00% Spread
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	One Year	Step-Up Trigger Rate	-10% Buffer	1.00% Trigger
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	One Year	Cap with Par	-20% Buffer	1.50% Cap 100% Participation
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	One Year	Cap with Par & Spread	-20% Buffer	1.50% Cap 100% Participation 1.00% Spread
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	One Year	Trigger Rate	-20% Buffer	1.00% Trigger
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	Three Year	Cap with Par	-10% Buffer	5.00% Cap 100% Participation
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	Three Year	Cap with Par & Spread	-10% Buffer	5.00% Cap 100% Participation 3.00% Spread
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	Three Year	Cap with Par	-20% Buffer	5.00% Cap 100% Participation
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	Three Year	Cap with Par & Spread	-20% Buffer	5.00% Cap 100% Participation 3.00% Spread
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	Six Year	Cap with Par	-10% Buffer	10.00% Cap 100% Participation
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	Six Year	Cap with Par & Spread	-10% Buffer	10.00% Cap 100% Participation 6.00% Spread

Index	Type of Index	Strategy Term	Crediting Strategy	Current Protection Strategy Rates (if held until end of Strategy Term)	Minimum Crediting Strategy Rates (for the life of the IPCS)
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	Six Year	Cap with Par	-20% Buffer	10.00% Cap 100% Participation
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	Six Year	Cap with Par & Spread	-20% Buffer	10.00% Cap 100% Participation 6.00% Spread
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	Six Year	Cap with Par	-30% Buffer	10.00% Cap 100% Participation
S&P 500® Price Return Index1; 5	U.S. Large Cap Equities	Six Year	Cap with Par & Spread	-30% Buffer	10.00% Cap 100% Participation 6.00% Spread
Nasdaq-100® Price Return Index[1]	Non-Financial Large Cap Equities	One Year	Cap with Par	-10% Buffer	1.50% Cap 100% Participation
Nasdaq-100® Price Return Index1; 5	Non-Financial Large Cap Equities	One Year	Cap with Par & Spread	-10% Buffer	1.50% Cap 100% Participation 1.00% Spread
Nasdaq-100® Price Return Index[1]	Non-Financial Large Cap Equities	One Year	Cap with Par	-20% Buffer	1.50% Cap 100% Participation
Nasdaq-100® Price Return Index1; 5	Non-Financial Large Cap Equities	One Year	Cap with Par & Spread	-20% Buffer	1.50% Cap 100% Participation 1.00% Spread
Nasdaq-100® Price Return Index[1]; 4	Non-Financial Large Cap Equities	Three Year	Cap with Par	-10% Buffer	5% Cap 100% Participation
Nasdaq-100® Price Return Index1; 5	Non-Financial Large Cap Equities	Three Year	Cap with Par & Spread	-10% Buffer	5% Cap 100% Participation 3.00% Spread
Nasdaq-100® Price Return Index1; 4	Non-Financial Large Cap Equities	Three Year	Cap with Par	-20% Buffer	5% Cap 100% Participation
Nasdaq-100® Price Return Index1; 5	Non-Financial Large Cap Equities	Three Year	Cap with Par & Spread	-20% Buffer	5% Cap 100% Participation 3.00% Spread
Nasdaq-100® Price Return Index[1]; 4	Non-Financial Large Cap Equities	Six Year	Cap with Par	-10% Buffer	10% Cap 100% Participation
Nasdaq-100® Price Return Index1; 5	Non-Financial Large Cap Equities	Six Year	Cap with Par & Spread	-10% Buffer	10% Cap 100% Participation 6.00% Spread
Nasdaq-100® Price Return Index1; 4	Non-Financial Large Cap Equities	Six Year	Cap with Par	-20% Buffer	10% Cap 100% Participation
Nasdaq-100® Price Return Index1; 5	Non-Financial Large Cap Equities	Six Year	Cap with Par & Spread	-20% Buffer	10% Cap 100% Participation 6.00% Spread
Nasdaq-100® Price Return Index1; 4	Non-Financial Large Cap Equities	Six Year	Cap with Par	-30% Buffer	10% Cap 100% Participation
Nasdaq-100® Price Return Index1; 5	Non-Financial Large Cap Equities	Six Year	Cap with Par & Spread	-30% Buffer	10% Cap 100% Participation 6.00% Spread
MSCI EAFE Price Return Index[1]	International Equities	One Year	Cap with Par	-10% Buffer	1.50% Cap 100% Participation

Index	Type of Index	Strategy Term	Crediting Strategy	Current Protection Strategy Rates (if held until end of Strategy Term)	Minimum Crediting Strategy Rates (for the life of the IPCS)
MSCI EAFE Price Return Index[1]	International Equities	One Year	Cap with Par	-20% Buffer	1.50% Cap 100% Participation
SG Smart Climate Index2; 3	U.S. Large Cap Equities with ESG Characteristics	One Year	Cap with Par	-10% Buffer	1.50% Cap 100% Participation
SG Smart Climate Index2; 3	U.S. Large Cap Equities with ESG Characteristics	One Year	Cap with Par	-20% Buffer	1.50% Cap 100% Participation
SG Smart Climate Index2; 3	U.S. Large Cap Equities with ESG Characteristics	Three Year	Cap with Par	-10% Buffer	5.00% Cap 100% Participation
SG Smart Climate Index2; 3	U.S. Large Cap Equities with ESG Characteristics	Three Year	Cap with Par	-20% Buffer	5.00% Cap 100% Participation
SG Smart Climate Index2; 3	U.S. Large Cap Equities with ESG Characteristics	Six Year	Cap with Par	-10% Buffer	10.00% Cap 100% Participation
SG Smart Climate Index2; 3	U.S. Large Cap Equities with ESG Characteristics	Six Year	Cap with Par	-20% Buffer	10.00% Cap 100% Participation
SG Smart Climate Index2; 3	U.S. Large Cap Equities with ESG Characteristics	Six Year	Cap with Par	-30% Buffer	10.00% Cap 100% Participation

[1]

The Index is a “price return” index, not a “total return” index, and therefore the performance of the Index does not reflect dividends declared by any of the companies included in the Index, reducing the Index return. As a result, the Index will underperform a direct investment in the securities composing the Index.

[2]	The Index deducts fees and costs when calculating the Index return, reducing the Index return. As a result, the Index will underperform a direct investment in the securities composing the Index.
[3]	This IPCS is not available under Contracts issued in the state of New York.
[4]	This IPCS is only available for Contracts issued in conjunction with applications signed on or after May 1, 2025.
[5]	This IPCS is only available for Contracts issued in conjunction with applications signed on or after November , 2025.

We always intend to offer the 1-Year / -10% Buffer / S&P 500 Index / Cap with Par IPCS option, subject to our right to substitute the Index with one that is substantially similar, which means we will always offer a strategy with a -10% Buffer.

If you invest in an IPCS with the Cap with Par Crediting Strategy, we guarantee that the Participation Rate will never be less than 100%, and the Cap Rate will never be less than 1.50% for any IPCS with a 1 year Strategy Term, 5.00% for any IPCS with a 3 year Strategy Term, and 10.00% for any IPCS with a 6 year Strategy Term. If you invest in an IPCS with the Cap with Par & Spread Crediting Strategy, we guarantee that (i) the Participation Rate will never be less than 100%; (ii) the Cap Rate will never be less than 1.50% for any IPCS with a 1 year Strategy Term, 5.00% for any IPCS with a 3 year Strategy Term, and 10.00% for any IPCS with a 6 year Strategy Term; and (iii) the Spread will never be greater than 1.00% for any IPCS with a 1 year Strategy Term. If you invest in an IPCS with the Trigger

Rate Crediting Strategy, we guarantee that the Trigger Rate will never be less than 1.00% for any IPCS with a 1 year Strategy Term.

See Appendix B for state variations that may apply.

Fixed Rate Strategy

The following describes the Fixed Rate Strategy currently available under the Contract. We may change the features of the FRS, offer new FRS options, and terminate the existing FRS. We will provide you with written notice before doing so. See “Investment Strategies – Fixed Rate Strategy” in the prospectus for more information about the features of the FRS.

Name	Term	Minimum Guaranteed Interest Rate
Fixed Rate Strategy	One Year	0.15%

The Fixed Rate Strategy is not registered under the 1933 Act nor is it registered as an investment company under the 1940 Act. The fixed rate strategy disclosures are subject to generally applicable provisions of the federal securities laws regarding the accuracy and completeness of disclosures.

The Prospectus and Statement of Additional Information (“SAI”), each dated November  , 2025 contain additional important information about the Contract and are incorporated herein by reference. The Prospectus and SAI are available, without charge, upon request. For a free copy of the Prospectus or SAI, call us at 1-888-GUARDIAN (1-888-482-7342), sending an email request to GIAC_CRU@glic.com, or visit our website at www.GuardianLife.com.

Contract ID: C000258308